Mail Stop 3561


									October 4, 2005

Via U.S. Mail and Fax (845-695-2639)
Mr. Mark E. Stephan
Chief Financial Officer
Mediacom Broadband LLC / Mediacom Broadband Corporation
100 Crystal Run Road
Middletown, NY 10941


	Re:	Mediacom Broadband LLC/Mediacom Broadband Corporation
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005

      Form 10-Q for Fiscal Quarter Ended June 30, 2005

		File No. 333-72440/333-72440-1

Dear Mr. Stephan:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE